As filed with the Securities and Exchange Commission on May 31, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Donegal Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	23-2424711

(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

1195 River Road, Marietta, Pennsylvania	17547

(Address of principal executive offices)	(Zip code)
Donegal Group Inc.
2011 Employee Stock Purchase Plan
Donegal Group Inc.
2011 Equity Incentive Plan for Employees
Donegal Group Inc.
2011 Equity Incentive Plan for Directors
(Full title of the plans)
Donald H. Nikolaus
President and Chief Executive Officer
Donegal Group Inc.
1195 River Road
Marietta, Pennsylvania 17547
(Name and address of agent for service)
(888) 877-0600
(Telephone number, including area code, of agent for service)
Copies to:
Frederick W. Dreher, Esq.
Kathleen A. Roth, Esq.
Duane Morris LLP
30 South 17th Street
Philadelphia, PA 19103
(215) 979-1234
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed maximum
		maximum	aggregate	Amount of
Title of securities	Amount to be	offering price	offering	registration
to be registered	registered (1)	per share(2)	price(2)	fee
Class A common stock, $0.01 par value	4,200,000 shares	$12.85	$53,970,000	$6,265.92

(1)	These shares include 300,000 shares of Class A common stock under the Donegal Group Inc. 2011 Employee Stock Purchase Plan, 3,500,000 shares of Class A common stock under the Donegal Group Inc. 2011 Equity Incentive Plan for Employees and 400,000 shares of Class A common stock under the Donegal Group Inc. 2011 Equity Incentive Plan for Directors. This registration statement shall also cover any additional shares of the Donegal Group Inc. Class A common stock that become issuable under such plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of Donegal Group Inc. Class A common stock.

(2)	Pursuant to Rule 457(h), we calculated the maximum aggregate offering price based upon the average of the high and low prices of Donegal Group Inc. Class A common stock on May 25, 2011, which is a date within five business days prior to the filing of this registration statement, as reported on the NASDAQ Global Select Market.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     We incorporate by reference into this registration statement the following documents that we have previously filed with the Securities and Exchange Commission, or the SEC (File No. 0-15341):
•	Our annual report on Form 10-K for the fiscal year ended December 31, 2010;

•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2011;

•	Our definitive proxy statement dated March 18, 2011 relating to our 2011 annual meeting of stockholders;

•	Our current reports on Form 8-K that we filed on February 17, 2011, February 25, 2011, March 22, 2011, March 24, 2011, April 20, 2011, April 22, 2011, May 5, 2011 and May 9, 2011; and

•	The description of our Class A common stock under our registration statement on Form 8-A we filed pursuant to Section 12 of the Securities Exchange Act of 1934, or the Exchange Act, including any amendment or report we filed with the SEC, for the purpose of updating this description.
     We deem all documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, after the date of this registration statement and until the completion of the offering under this registration statement incorporated by reference into this registration statement and a part of this registration statement from the date of the filing of the document. We deem any statement contained in a document incorporated or that we deem is incorporated by reference into this registration statement as modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other document we subsequently file with the SEC that also is or we deem is incorporated by reference into this registration statement conflicts with, negates, modifies or supersedes that statement. Any statement that we so modify or supersede will not constitute a part of this registration statement, except as modified or superseded.
Item 4. Description of Securities.
     We need not provide a response to this item because we registered the class of securities to which this registration statement relates under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.
     Duane Morris LLP, Philadelphia, Pennsylvania, has passed upon the validity of the issuance of the shares of our Class A common stock we offer pursuant to this prospectus. As of May 1, 2011, Frederick W. Dreher, a partner of Duane Morris LLP, who is a director of Donegal Mutual, beneficially owned 63,772 shares of our Class A common stock, of which 25,000 shares represent shares of our Class A common stock purchasable under currently exercisable stock options, and 35,622 shares of our Class B common stock. Donegal Mutual owns approximately 39% of the outstanding shares of our Class A common stock and approximately 75% of the outstanding shares of our Class B common stock and thereby controls the election of all of the members of our board of directors.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law, the law of our state of incorporation, empowers a corporation, subject to certain limitations, to indemnify its officers and directors against expenses, including attorneys’ fees, judgments, fines and certain settlements, actually and reasonably incurred by them in any suit or proceeding to which they are parties as long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to a criminal action or proceeding, as long as they had no reasonable cause to believe their conduct to be unlawful. Our by-laws provide that we shall indemnify, to the fullest extent Delaware law permits, any person, including our directors and our officers, made, or threatened to be made a party to any action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or his intestate is or was our director, officer or employee or served or serves any other enterprise at our request.
     The by-laws of Donegal Mutual, a Pennsylvania mutual insurance company also provide that Donegal Mutual shall indemnify, to the fullest extent Pennsylvania law permits, any person, including Donegal Mutual’s directors or officers, made, or threatened to be made, a party to any action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or his intestate is or was our director, officer or employee or served or serves any other enterprise at our request.
     Our by-laws provide that, to the fullest extent Delaware law permits, our directors shall not have any personal liability for monetary damages for any action taken or any failure to take any action.
     The by-laws of Donegal Mutual provide that, to the fullest extent Pennsylvania law permits, Donegal Mutual’s directors shall not have any personal liability for monetary damages for any action taken or any failure to take any action.
Item 7. Exemption from Registration Claimed.
          Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit
5.1	Opinion of Duane Morris LLP (filed herewith)

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Duane Morris LLP (included in Exhibit 5.1)
Item 9. Undertakings.
     We hereby undertake:
          (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) to include any prospectus required by section 10(a)(3) of the Securities Act;
               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
               (iii) any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
          (b) that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
          (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     We hereby further undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     We hereby further undertake that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Marietta, Pennsylvania, on May 31, 2011.

DONEGAL GROUP INC.
By:	/s/ Donald H. Nikolaus
Donald H. Nikolaus
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Donald H. Nikolaus Donald H. Nikolaus	President, Chief Executive Officer and Director (principal executive officer)	May 27, 2011

/s/ Jeffrey D. Miller Jeffrey D. Miller	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	May 27, 2011

/s/ Robert S. Bolinger Robert S. Bolinger	Director	May 27, 2011

/s/ Patricia A. Gilmartin Patricia A. Gilmartin	Director	May 27, 2011

Signature	Title	Date

/s/ Philip H. Glatfelter, II Philip H. Glatfelter, II	Director	May 27, 2011

/s/ Jack L. Hess Jack L. Hess	Director	May 27, 2011

/s/ Kevin M. Kraft, Sr. Kevin M. Kraft, Sr.	Director	May 27, 2011

/s/ John J. Lyons John J. Lyons	Director	May 27, 2011

/s/ Jon M. Mahan Jon M. Mahan	Director	May 27, 2011

/s/ S. Trezevant Moore, Jr. S. Trezevant Moore, Jr.	Director	May 27, 2011

/s/ R. Richard Sherbahn R. Richard Sherbahn	Director	May 27, 2011

/s/ Richard D. Wampler, II Richard D. Wampler, II	Director	May 27, 2011

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
5.1	Opinion of Duane Morris LLP (filed herewith)

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Duane Morris LLP (included in Exhibit 5.1)